                                                                      Exhibit 99

[Eagle Bancorp, Inc. Logo Omitted]

PRESS RELEASE                                     EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                             CONTACT:
                                                  Ronald D. Paul
July 19, 2004                                     301.986.1800



           EAGLE BANCORP, INC. ANNOUNCES 68% INCREASE IN 2ND QUARTER
                     AND 39% INCREASE IN SIX MONTH EARNINGS

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, announces net income of $1.1 million for the quarter and $2.3 million for the six months ended June 30, 2004. The results for the quarter represent a 68% increase over the $639 thousand earned in the second quarter of 2003. The six months results represent a 39% increase over the $1.6 million earned in the first six months of 2003.

On a per share basis, the Company earned $0.20 per basic share and $0.19 per diluted share for the second quarter of 2004, as compared to $0.22 per basic and $0.20 per diluted share for the second quarter of 2003. For the six months ending June 30, 2004, the Company earned $0.42 per basic share and $0.40 per diluted share compared to $0.56 per basic and $0.52 per diluted share for the same period in 2003. Earnings per share were affected in both periods of 2004 when compared to the same periods in 2003 by the 85% increase in the number of outstanding shares following the completion of the Company's offering of approximately 2.4 million shares in August 2003. The impact on earnings per share should be reduced in future quarters as the additional capital is further leveraged and deployed in loans and other income producing assets other than low yielding, but highly liquid short term investment securities.

The Company reported total assets at June 30, 2004 of $494 million compared to $443 million at December 31, 2003, an11.4% increase. At June 30, 2003 total assets were $421 million. At June 30, 2004 deposits of approximately $403 million represented a 20.1% increase over deposits of $336 million at December 31, 2003, and a 30.8% increase over deposits of $308 million at June 30, 2003. At June 30, 2004, loans (including loans held for sale) increased 9.7% to $353 million from $321 million at December 31, 2003, and 32.3% from $266 million at June 30, 2003.

Leonard Abel, Chairman and Ronald Paul, President and CEO of Eagle Bancorp, Inc., are pleased with the results for the first six months and the quarter ending June 30, 2004. They are particularly pleased that the Company has been able to maintain its interest margin above 4% increasing it to 4.23% for the six month period in 2004 from 4.14% for all of 2003 and 4.17% for the first six months of 2003. As a result of the interest rate sensitivity of the Company's asset base the recent 25 basis point increase by the Federal Reserve in the target federal funds rate, and any additional increases, are expected to further improve the Company's interest rate margin. Indirectly contributing to the success of the Company is the excellent level of non performing loans, which stood at the very low percentage of total loans of 0.13% at June 30, 2004, and the fact that recoveries exceeded charge offs by $78 thousand during the six month period in 2004. They are pleased that the Bank was able to open its Dupont Circle branch, located at 1228 Connecticut Avenue, on schedule and expects that this office will complement the existing K Street Office. Reinforcing the Board of Director's belief that the District of Columbia represents significant potential growth and profit opportunities, the Bank executed a lease for a third
D. C. branch and regional office at 14th and K Streets adjacent to McPherson Square. That office is expected to open in the first quarter of 2005.

The Summary of Financial Information presented on the following pages provides a more comprehensive overview of the Company's performance for the first six months of 2004. Persons wishing additional information should refer to the Company's 10Q report to be filed with the Securities and Exchange Commission on or before August 16, 2004.

NON-GAAP PRESENTATIONS. This press release refers to the efficiency ratio which is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principles generally accepted in the United States, or "GAAP".

FORWARD LOOKING STATEMENTS. This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

                              EAGLE BANCORP, INC.
                        SUMMARY OF FINANCIAL INFORMATION
              FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND
                 JUNE 30, 2003 AND YEAR ENDED DECEMBER 31, 2003

                       STATEMENTS OF CONDITION HIGHLIGHTS

(in thousands)                                     JUNE 30,2004        JUNE 30,2003      DECEMBER 31, 2003
                                                   ------------        -------------     ------------------
                                                    UNAUDITED           UNAUDITED             AUDITED
ASSETS
Cash and cash equivalents                           $  31,180          $  33,732          $  25,103
Interest bearing deposits with other banks              5,936             20,755              4,332
Federal funds and cash equivalents                     23,980              9,019                 --
Investment securities available for sale               63,922             83,392             82,581
Loans held for sale                                     3,866              4,181              3,649
Loans                                                 349,013            261,392            317,533
Less: Allowance for credit losses                      (3,957)            (2,952)            (3,680)
     Loans, net                                       345,056            258,440            313,853
Other assets                                           20,098             11,117             13,479
TOTAL ASSETS                                        $ 494,038          $ 420,636          $ 442,997

LIABILITIES AND STOCKHOLDERS' EQUITY
Non interest bearing deposits                       $  96,252          $  81,513          $  90,468
Interest bearing deposits                             306,996            226,986            245,046
    Total deposits                                    403,248            308,499            335,514

Federal funds purchased and securities sold
     under repurchase agreements                       21,906             27,186             38,454
Other borrowings                                       12,528             26,273             14,588
Other liabilities                                       1,623             37,110              1,429
     Total liabilities                                439,305            399,068            389,985
Stockholders' equity                                   54,733             21,568             53,012
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 494,038          $ 420,636          $ 442,997

                         STATEMENTS OF INCOME HIGHLIGHTS



                                                  SIX MONTHS ENDED            THREE MONTHS ENDED        YEAR ENDED
                                                       JUNE 30,                    JUNE 30,             DECEMBER 31,
                                                ------------------------    ------------------------    ----------
                                                  2004            2003        2004          2003           2003
                                                ----------    ----------    ----------    ----------    ----------
                                                UNAUDITED       UNAUDITED   UNAUDITED     UNAUDITED        AUDITED
Total interest income                           $   10,992    $    8,819    $    5,616    $    4,353    $   18,404
Total interest expense                               2,016         2,142         1,047         1,067         3,953
Net interest income                                  8,976         6,677         4,569         3,286        14,451
Provision for credit losses                            230           425            76           201         1,175
Noninterest income                                   1,907         1,446           825           573         2,936
Noninterest expense                                  7,124         5,116         3,631         2,651        11,094
Income before incomes taxes                          3,529         2,582         1,687         1,007         5,118
Income tax expense                                   1,277           960           614           368         1,903
Net income                                      $    2,252    $    1,622    $    1,073    $      639    $    3,215

PER SHARE DATA:
Earnings per share, basic                       $     0.42    $     0.56    $     0.20    $     0.22    $     0.82
Earnings per share, diluted                     $     0.40    $     0.52    $     0.19    $     0.20          0.77
Shares outstanding at period end                 5,404,257     2,907,174                                 5,359,303
Weighted average shares outstanding, basic       5,397,459     2,899,359     5,402,486     2,899,036     3,932,004
Weighted average shares outstanding, diluted     5,626,954     3,104,781     5,627,358     3,105,378     4,166,128
Book value at period end                        $    10.13    $     7.44                                $     9.89


                 FINANCIAL RATIOS AND AVERAGE BALANCE HIGHLIGHTS

                                                       SIX MONTHS ENDED
                                                           JUNE 30,                     YEAR ENDED
                                                ---------------------------------       DECEMBER 31,
PERFORMANCE RATIOS:                                 2004              2003               2003
                                                ---------------    --------------     ----------------
(ANNUALIZED)                                      UNAUDITED          UNAUDITED           AUDITED

Return on average assets                             0.99%             0.93%               0.86%
Return on average equity                             8.30%            15.52%               9.45%
Net interest margin                                  4.23%             4.17%               4.14%
Efficiency ratio                                    65.50%            62.93%              63.34%

OTHER RATIOS:
Allowance for credit losses to total
loans                                                1.14%             1.13%               1.16%
Non performing loans to total loans                  0.13%             0.19%               0.21%
Net charge-offs (annualized) to
average loans                                          *               0.23%               0.10%
Equity to average assets                            11.88%             6.20%               9.05%
Tier 1 capital ratio                                13.62%             8.10%              15.30%
Total capital ratio                                 14.60%             9.20%              16.40%

AVERAGE BALANCES:
Assets                                           $ 457,096         $ 347,087           $ 375,802
Earning assets                                   $ 423,920         $ 322,946           $ 349,157
Loans                                            $ 332,108         $ 247,527           $ 266,811
Deposits                                         $ 368,361         $ 256,872           $ 263,448
Stockholders' equity                             $  54,297         $  20,900           $  34,028

* Recoveries exceed credit losses